Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the registration of additional shares under the 2007 Employee Stock Purchase Plan of Haemonetics Corporation of our reports dated May 24, 2017, with respect to the consolidated financial statements and schedule of Haemonetics Corporation and the effectiveness of internal control over financial reporting of Haemonetics Corporation included in its Annual Report (Form 10-K) for the year ended April 1, 2017, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Boston, Massachusetts
February 5, 2018